Exhibit (a)(2)

[MSO Letterhead]

September 26, 2003

Dear                 :

This letter is to notify you that Martha Stewart Living Omnimedia, Inc. (the “Company”) is conducting a stock option exchange program. This is a voluntary program for all employees (other than executive employees) who were granted options under the Company’s Amended and Restated 1999 Stock Incentive Plan to purchase shares of Class A common stock of the Company at an exercise price above $8.00 per share (“eligible options”). You may elect to exchange all of your eligible options for a special bonus payment that will be payable on the first payroll date following June 30, 2004, provided you are continuously employed by the Company through June 30, 2004.

The accompanying documents describe this stock option exchange program in detail, including possible benefits and risks of this program. Please take the time to review the documents and instructions enclosed with this letter and consider your decision carefully.

We are conducting this offer to provide you with an alternative means of realizing value from your existing equity awards. We make no recommendations as to whether you should participate in the option exchange program, and we recommend that you consult with your own advisors regarding your decision.

Attached to this letter as Exhibit A is a Letter of Transmittal which you must return to the Company if you choose to participate in the option exchange. The Letter of Transmittal sets forth information relating to your eligible options and the amount of the special bonus payment to which you will be entitled if you participate in the offer and satisfy the vesting condition.

If you decide to participate in the program, you need to complete and return the attached Letter of Transmittal to us in accordance with the instructions contained in the accompanying offering materials no later than 11:59 P.M., EASTERN STANDARD TIME, ON OCTOBER 24, 2003 (or, if we extend the offer period, a later date we will specify).

All questions about this offer should be emailed to stockoptions@ marthastewart.com. The Company will attempt to respond to all questions either at the question and answer sessions organized by the Human Resources department or otherwise.

Sincerely,

/s/ Sharon Patrick

Sharon Patrick
President and
Chief Executive Officer

Enclosures

EXHIBIT A

MARTHA STEWART LIVING OMNIMEDIA, INC.
(the “Company”)

LETTER OF TRANSMITTAL

To Martha Stewart Living Omnimedia, Inc.:

     I am a participant in the Company’s Amended and Restated 1999 Stock Incentive Plan and am currently employed by the Company. I have received from the Company the offering materials filed with the Securities and Exchange Commission on Schedule TO on September 25, 2003 describing the offer to exchange certain stock options for the right to receive a cash bonus (the “offering materials”), and I am eligible to participate in the offer. I have reviewed the list of my eligible options that the Company has set forth in Schedule A to this Letter of Transmittal, and understand that, by participating in the exchange offer, I agree to exchange all of these eligible options.

     In return for my eligible options, I understand that the Company will grant me a Special Bonus Right, which represents the right to receive a specified cash payment on the first Company payroll date following June 30, 2004, subject to certain conditions described in the offering materials. I also understand that the amount of the bonus associated with my Special Bonus Right will be $     .

     For purposes of participating in the exchange offer, I hereby give up my entire ownership interest in all of my eligible options, and understand that such options will become null and void as of the date that the offer expires.

     I acknowledge that I will be unable to revoke the election described in this Letter of Transmittal after the exchange offer expires, which is currently scheduled to occur at 11:59 P.M., Eastern Standard Time, on October 24, 2003.

     I hereby elect to participate in the exchange offer dated September 26, 2003 with respect to all of my eligible options.

_____________________________________________________

Signature of Holder

Print Name:____________________________________________
Home Telephone: _______________________________________
Date:_________________________________________________
Address:______________________________________________
_____________________________________________________

Schedule A
Martha Stewart Living Omnimedia, Inc.
Cash Exchange Offer

					Options		Options
Social Security Number	Last Name	First Name	Grant Date	Option Price	Granted	Exercised	Outstanding